EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-165018 and No. 333- 232388) on Form S-8, in the registration statements (No. 333-249905, No. 333-240208, No. 333-173942 and No. 333-167706) on Form S-3, and in the registration statements (No. 333-237842, No. 333-196004 and No. 333-194101) on Form S-4 of Provident Financial Services, Inc. (the Company) of our reports dated March 1, 2022, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Short Hills, New Jersey
March 1, 2022